Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 10.37

               This Agreement (this “Agreement”) is made as of January 7, 2008 (the “Effective Date”), by and between Medisystems Corporation, a Washington corporation (“MDS”), and DaVita Inc., a Delaware corporation (“DVA”). NxStage Medical, Inc., a Delaware corporation (“NxStage”), is a party to this Agreement solely for purposes of agreeing to the provisions of Section 11.1.
W I T N E S S E T H:
               WHEREAS, MDS produces AVF SAFETY NEEDLES, BUTTONHOLE NEEDLES AND MEDIC-TYPE SAFETY NEEDLES (all as defined in Schedule A attached hereto and incorporated herein by this reference) and delivers such NEEDLE PRODUCTS (collectively, the “NEEDLE PRODUCTS”) to certain qualified distributors of MDS (each, a “MDS CONTRACT DISTRIBUTOR”); and
               WHEREAS, DVA wishes to purchase NEEDLE PRODUCTS from such MDS CONTRACT DISTRIBUTORS;
               NOW, THEREFORE, the parties agree as follows:
1.	Purchase Commitment.

1.1	During the Term of this Agreement, DVA shall purchase NEEDLE PRODUCTS (as identified and defined on Schedule A) from DVA’s chosen MDS CONTRACT DISTRIBUTOR sufficient to fulfill at least [**] percent ([**]%) of DVA’s total requirements (in each equivalents) for AVF needles and safety or buttonhole needles (and excluding any requirements for Medic-type safety needles) in DVA-owned facilities, including inventory needs, but not including [**] unless and until DVA elects by [**] days written notification to MDS, which notification shall be given by DVA upon the earlier of (X) [**] or (Y) [**] (the “NEEDLE COMMITMENT”). The foregoing NEEDLE COMMITMENT shall go into effect commencing upon the Effective Date of this Agreement. If during each [**] period during the Term of this Agreement DVA [**], DVA shall [**] not so purchased during [**] period, and, except for this provision and the terms of sections 1.4 and 1.5 below, MDS shall not be entitled to any other damages or remedy whatsoever. Any such payment by DVA to MDS shall be made within [**] days of each anniversary of this Agreement.

1.2	MDS acknowledges and agrees that DVA has not promised or committed to purchase any particular quantity of any of the Medic Needle Products (as defined in Schedule A) or any particular percentage of its requirements for items such as the Medic Needle Products, and that DVA may purchase other products performing some or all of the same functions as the Medic Needle Products. MDS has no obligation hereunder to supply, or any liability associated with a failure to supply, Medic Needle Products, except with respect to orders made by DVA that are consistent with any then-current forecast for Medic Needle Products made pursuant to Section 1.4 that is accepted by MDS. The protections afforded to DVA and the obligations of MDS under Sections 7 and 14 shall not apply to Medic Needle Products.

1.3	At the end of each calendar year during the Term, upon at least [**] business days notice to DVA, MDS shall have the right to audit DVA’s compliance with the NEEDLE

COMMITMENT, at its sole cost and expense during normal business hours and so as not to interfere with the business of DVA. In the event that MDS’ audit demonstrates that DVA failed to comply with the NEEDLE COMMITMENT during such calendar year, MDS shall deliver a written notice (an “Objection Notice”) to DVA setting forth, in reasonable detail, any and all items of disagreement related to DVA’s compliance with the NEEDLE COMMITMENT. MDS and DVA will use commercially reasonable efforts to resolve any disagreements relating to DVA’s compliance with the NEEDLE COMMITMENT, but if they do not obtain a final resolution within [**] days after DVA has received the Objection Notice, then either MDS or DVA may refer the items in dispute to a nationally recognized firm of independent public accountants as to which MDS and DVA mutually agree (the “Firm”), to resolve any remaining disagreements. MDS and DVA will direct the Firm to render a determination within [**] days of its retention, and MDS and DVA and their respective agents will cooperate with the Firm during its engagement. The determination of the Firm will be conclusive and binding upon MDS and DVA. The Firm shall enter into a confidentiality agreement acceptable to DVA. The fees and expenses of the Firm shall be paid by the non-prevailing party. If the determination of the Firm indicates that DVA has not met its NEEDLE COMMITMENT, DVA shall pay MDS liquidated damages as set forth in Section 1.1.
1.4	At least [**] days prior to the beginning of each [**], DVA shall provide MDS with a forecast on a code by code basis of its anticipated NEEDLE PRODUCTS requirements for such [**] (the “[**] Forecast”). DVA will use its best commercially reasonable efforts to make the [**] Forecast as accurate as possible and MDS shall use its best commercially reasonable efforts to fulfill the NEEDLE PRODUCT requirements in such [**] Forecast. Upon receipt of the [**] Forecast, MDS shall have [**] business days to determine if it can fulfill DVA’s forecast of its anticipated NEEDLE PRODUCTS requirements for the applicable [**] and in the event MDS determines that it shall not be able to satisfy the requirements set forth in such [**] Forecast, it shall notify DVA in writing within [**] days of such determination. DVA agrees that MDS shall have no obligation to supply, and no liability for any failure to supply hereunder, including as set forth in Section 7 herein, and DVA shall have none of the rights and protections afforded under Section 7 herein in connection with, orders for NEEDLE PRODUCTS that reflect, individually by code or in the aggregate, more than a (a) [**]% increase in quantities (measured on a [**] basis) over the prior [**] orders (orders prior to the Effective Date shall be considered in these calculations, as necessary), or (b) a [**]% increase in quantities (measured on a [**] basis) over the prior [**] orders (orders prior to the Effective Date shall be considered in these calculations, as necessary).

1.5	MDS acknowledges and agrees that, commencing on the Effective Date, DVA’s NEEDLE COMMITMENT may be adjusted, according to the procedure set forth below, in the event a functionally equivalent new AVF or buttonhole needle product is introduced by a third party following the Effective Date which is superior in terms of offering

[**] (a “Materially Improved Product”). In the event DVA, in good faith, believes that a Materially Improved Product has been introduced, which DVA would like to purchase as an alternative to the AVF NEEDLES or BUTTONHOLE NEEDLES purchased hereunder, DVA shall deliver written notice thereof to MDS, identifying the product alleged to be a Materially Improved Product and including an explanation of the basis for the belief that such product is a Materially Improved Product, which explanation shall include a description of the actual and documented [**] either (A) experienced and reported by DVA dialysis clinics using such alleged “Materially Improved Product”, or (b) published in an independent, well-respected, peer reviewed, medical, scientific, or technology journal. MDS shall have [**] days to respond to such notice, and its response (the “MDS Response”) shall indicate whether or not MDS agrees that such product is a Materially Improved Product, and articulates in reasonable detail its reasons therefore. If MDS agrees with DVA that the product is a Materially Improved Product, DVA may purchase such Materially Improved Product, MDS shall have the right to terminate this Agreement, effective upon delivering notice to DVA, and until such time as such notice is given, if any, DVA’s NEEDLE COMMITMENT hereunder shall be adjusted, such that DVA’s purchases of such Materially Improved Product shall be excluded from DVA’S NEEDLE COMMITMENT. If MDS, in good faith, disagrees with DVA that the product is a Materially Improved Product, within [**] days of receipt of written notice of MDS’ disagreement, DVA shall refer the matter to a medical advisory board (“Medical Advisory Board”, as such term is defined below) for determination of whether the alleged Materially Improved Product meets the definition of a Materially Improved Product set forth herein. The Medical Advisory Board shall be composed of [**]. Each party shall designate [**]. The Medical Advisory Board shall have [**] days from the date of the referral, during which period each Medical Advisory Board member shall refrain from ex parte communications with each other individual member, to make a decision, which shall be by the majority of the members. The Medical Advisory Board’s determination shall be final, conclusive and binding on the parties. If the Medical Advisory Board agrees with DVA that such product is a Materially Improved Product, then DVA may purchase such Materially Improved Product, MDS shall have the right to terminate this Agreement, effective upon delivering notice to DVA, and until such time as such notice is given, if any, DVA’s NEEDLE COMMITMENT hereunder shall be adjusted, such that DVA’s purchases of such Materially Improved Product shall be excluded from DVA’S NEEDLE COMMITMENT. If the Medical Advisory Board disagrees with DVA that such product is a Materially Improved Product, DVA shall continue to abide by the DVA NEEDLE COMMITMENT as set forth herein.
2.	Price Guarantee.

2.1	From and after the Effective Date and throughout the Term of this Agreement, MDS shall make the NEEDLE PRODUCTS purchased by DVA’s chosen MDS CONTRACT

DISTRIBUTOR and further sold to DVA, available at the EFFECTIVE PRICES as set forth in Schedule B hereto for DVA’s purchases, provided that DVA complies with its NEEDLE COMMITMENT. Prices [**]. Such EFFECTIVE PRICES do not reflect any MDS CONTRACT DISTRIBUTOR markup to DVA.
2.2	From and after the Effective Date and throughout the Term, the EFFECTIVE PRICES for AVF and BUTTONHOLE NEEDLE PRODUCTS to DVA’s chosen MDS CONTRACT DISTRIBUTOR for DVA’s relevant commitment shall be [**] (taking into consideration [**].

2.3	MDS covenants and agrees that DVA shall not be liable for any taxes, including without limitation, any excise, gross receipts, gross earnings, gross value, property, income taxes measured on MDS’ income, or other taxes, other than taxes or charges levied or assessed on or with respect to the acquisition, possession, or use of NEEDLE PRODUCTS.

2.4	If at any time during the Term, MDS elects to make other packaging sizes of any of the NEEDLE PRODUCTS available, the prices at which MDS makes such other sizes of the NEEDLE PRODUCTS available to DVA shall not exceed, on a proportional basis, the EFFECTIVE PRICES set forth on Schedule B.

3.	NEEDLE PRODUCTS Not for Resale.

All NEEDLE PRODUCTS sold by any MDS CONTRACT DISTRIBUTOR to DVA pursuant to this Agreement are exclusively for use in DVA-owned or managed facilities and for the home patients thereof. DVA may not distribute, redistribute, resell, or otherwise transfer to any other third party any NEEDLE PRODUCTS purchased under this Agreement.

4.	Delivery Requirements.

4.1	Repeat orders for NEEDLE PRODUCTS shall be accepted for delivery to DVA’s chosen MDS CONTRACT DISTRIBUTOR pursuant to the contractual provisions of the governing agreement between MDS and DVA’s chosen MDS CONTRACT DISTRIBUTOR.

4.2	MDS agrees that it will fulfill all MDS CONTRACT DISTRIBUTOR orders on a timely basis pursuant to its contractual arrangements with such MDS CONTRACT DISTRIBUTOR.

4.3	On or prior to the EFFECTIVE DATE, DVA shall elect by written notice to MDS a MDS CONTRACT DISTRIBUTOR from among those set forth on Schedule C. Any DVA change in its chosen MDS CONTRACT DISTRIBUTOR, as listed in Schedule C, for the NEEDLE PRODUCTS shall require written notice to MDS at least [**] days prior to DVA placing purchase orders for NEEDLE PRODUCTS to such newly chosen MDS CONTRACT DISTRIBUTOR provided, however, that such newly chosen MDS CONTRACT DISTRIBUTOR has a continuing contractual relationship throughout the Term of this Agreement, and provided, further that MDS shall exercise its best commercially reasonable efforts to effectuate such change on fewer than [**] days notice.

MDS shall provide at least [**] days written notice to DVA prior to the termination of the relationship between MDS and any of the MDS CONTRACT DISTRIBUTORS listed on Schedule C; provided that MDS shall have no liability for failing to provide such notice in the event such termination is initiated by the CONTRACT DISTRIBUTOR and is unexpected by MDS. DVA shall inform MDS in writing within [**] business days of receipt of MDS’ notice of whether it wishes to continue to purchase NEEDLE PRODUCTS from such CONTRACT DISTRIBUTOR. Prior to the termination of the relationship with the CONTRACT DISTRIBUTOR, MDS shall, in its sole discretion, elect to do one or more of the following: (a) work in good faith to negotiate an extension of its relationship with such CONTRACT DISTRIBUTOR; provided that MDS shall have no obligation to agree to such an extension unless it is on terms no less favorable to MDS, as determined within the sole and reasonable discretion of MDS, than those terms that govern its existing relationship with the CONTRACT DISTRIBUTOR, including without limitation, terms governing exclusive representation, if applicable, (b) make arrangements to provide NEEDLE PRODUCTS to DVA directly or through an alternative distributor mutually acceptable to DVA and MDS at the same net price (defined to mean the price paid by DVA to the CONTRACT DISTRIBUTOR for the NEEDLE PRODUCTS, on a code by code basis and under the same shipping terms) and using an EDI ordering interface, or (c) agree to continue to ship to DVA’s CONTRACT DISTRIBUTOR following the termination of the relationship, provided such CONTRACT DISTRIBUTOR agrees that NEEDLE PRODUCTS shipped following the termination of the relationship shall be exclusively for sale to DVA.

5.	Terms and Termination.

5.1	Except as otherwise provided herein, unless earlier terminated pursuant to this Section 5, this Agreement shall be for a Term beginning on the Effective Date and ending five (5) years thereafter (the “Initial Term”). If, upon the expiration of the Initial Term, (a) the parties have not negotiated (i) a new agreement relating to the subject matter hereof, or (ii) an extension of this Agreement, and (b) any of the NEEDLE PRODUCTS continue to be ordered and delivered between the parties, this Agreement shall continue on a month to month basis with respect to such NEEDLE PRODUCTS that continue to be ordered and delivered, upon the same terms that were in effect prior to such expiration, including without limitation, terms relating to the NEEDLE COMMITMENT, until either party provides sixty (60) days prior written notice of termination (the Initial Term, together with any such extension, and hereinafter collectively referred to as the “Term”).

5.2	The following shall constitute a termination default (‘Termination Default”) hereunder:
(a) Substantial breach of the terms of this Agreement, which breach is not cured, corrected or otherwise resolved within [**] days after written notice by the non-breaching party (setting forth the particulars of the alleged breach) to the breaching party; or
(b) the delivery of one or more types (product codes) of NEEDLE PRODUCTS (i) which are defective and (ii) (A) which materially interfere with the conduct of normal operations at one or more of DVA’s facilities or (B) which adversely affect the ability to treat patients at one or more of DVA’s facilities, in either case, for more than [**] consecutive days without replacement of such defective products; or
(c) (i) the institution by or against a party or its assets of insolvency, receivership or bankruptcy proceedings or any other material proceedings for the settlement of such party’s debts, (ii) a party’s making a general assignment for the benefit of its creditors, or (iii) a party’s dissolution.
5.3	Upon the occurrence of a Termination Default hereunder, and only upon such occurrence, the non-defaulting party may terminate this Agreement immediately upon written notice to the defaulting party. Termination of this Agreement shall not relieve either party of obligations incurred prior to the effective date of termination, including without limitation obligations of payment of monies or credits owed at the time of such termination. The provisions of this Section 5 and of Sections 8 (Warranties), l0 (Confidentiality), 11 (Indemnification and Insurance), 18.4 (Choice of law), and any other provision the context of which shows the parties intended it to survive, shall survive any expiration or termination of this Agreement.

5.4	Upon any termination or expiration of this Agreement, MDS shall fulfill all orders previously placed to MDS by DVA’s chosen MDS CONTRACT DISTRIBUTOR, pursuant to orders placed by DVA, that are in accordance with the provisions of the MDS agreement with such MDS CONTRACT DISTRIBUTOR and the terms hereof.

6.	Force Majeure.

Unless otherwise stated herein, all obligations of either party hereto shall be excused to the extent and for the period of time necessitated by the occurrence of any act of God, fire, casualty, flood, war, failure of public utilities, injunction, accident, epidemic, riot, insurrection, strikes, lockouts or other labor problems, delays in the delivery of raw materials, parts or completed merchandise by the supplier thereof, or any other circumstances beyond the reasonable control of the party asserting it (and not caused by the negligence of the non-performing party), which prevents or delays the performance by such party of any of its obligations under this Agreement. However, if any such circumstances persist for longer than sixty (60) days, the unaffected party may terminate this Agreement effective at the end of such sixty (60)-day period.

7.	Failure to Supply.

In the event MDS cannot supply or does not deliver any NEEDLE PRODUCT(S) (whether as a result of force majeure or otherwise) within and for the time period pursuant to the agreement between MDS and DVA’s chosen MDS CONTRACT DISTRIBUTOR, MDS agrees that it shall give notice as promptly as is practicable under the circumstances to DVA, unless an order of a regulatory agency or other action arising out of patient safety concerns requires the giving of shorter notice. In the event MDS is unable to fulfill MDS CONTRACT DISTRIBUTOR’S contractually placed orders within the provisions of such agreement at any time during the Term of this Agreement, other than by action of the FDA, DVA’s chosen MDS CONTRACT DISTRIBUTOR shall be entitled, at a minimum, to have the same proportion of its purchase orders fulfilled at all times as other purchasers of the NEEDLE PRODUCTS and, upon written request, MDS shall provide written assurances of same to DVA and its chosen MDS CONTRACT DISTRIBUTOR. In addition, in such circumstances, (a) any purchases of other codes of MDS needles or other manufacturers’ products by DVA shall count as NEEDLE PRODUCT unit purchases for purposes of the NEEDLE COMMITMENT and (b) MDS has the right to offer to DVA substitute needle products at effective pricing no greater than as listed on Schedule B; and (c) if the failure to supply was not the result of force majeure [**], then MDS shall [**] and what DVA [**], but in no case shall MDS be liable for payment to DVA of such difference in excess of $[**] per AVF or Buttonhole needle; and provided further that DVA shall not be entitled to any other damages or remedy whatsoever in connection with any failure to supply. Notwithstanding the foregoing, if MDS’ failure to supply NEEDLE PRODUCTS persists for longer than sixty (60) days and MDS is unable to provide reasonably acceptable alternative NEEDLE PRODUCTS, DVA may terminate this Agreement effective at the end of such sixty (60) day period.
8.	Warranties.

Each party represents and warrants to the other that (a) this Agreement has been duly authorized, executed and delivered by it, (b) this Agreement constitutes a valid, legal, and binding agreement enforceable against it in accordance with its terms, (c) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, does not (i) conflict with, contravene or result in a breach of any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment, decree of any court or governmental authority or of any arbitration award to which such party is a party or by which any of the properties or assets of such party are or may be bound, or (ii) conflict with, contravene, or violate any provisions of such party’s certificate of incorporation or other organizational documents or any agreement, understanding or arrangement to which such party is a party or by which any of the properties or assets of such party are or may be bound, and (d) it is not currently (i) named on any of the following lists (X) HHS/OIG List of Excluded Individuals/Entities, (Y) GSA List of Parties Excluded from Federal Programs, or (Z) OFAC “SDN and Blocked Individuals” or (ii) under investigation or otherwise aware of any circumstances that would result in such party being excluded from participation in any federal heath care program, as defined under 42 U.S.C.§ 1320a-7b(f). MDS represents and warrants that it has all rights, licenses, permits and consents necessary to sell the NEEDLE PRODUCTS to DVA’s chosen MDS CONTRACT DISTRIBUTOR and to perform its obligations hereunder, and that it shall at all times comply in all material respects with all federal, state and local laws and regulations applicable to its business and its performance of its obligations under this Agreement. MDS warrants that the use by DVA of the NEEDLE PRODUCTS for their intended use shall not infringe upon any ownership rights of any other person or upon any patent, copyright, trademark, or other intellectual property or proprietary right or trade secret of any third party. MDS warrants that it will convey to DVA’s chosen MDS CONTRACT DISTRIBUTORS good and marketable title to the NEEDLE PRODUCTS. MDS further covenants and agrees that no NEEDLE PRODUCT delivered hereunder to DVA’s chosen MDS CONTRACT DISTRIBUTOR is or will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law, or is or will be a product which may not be introduced into interstate commerce. MDS further warrants that the NEEDLE PRODUCTS purchased pursuant to this Agreement (a) shall be manufactured in accordance with their packaging; (b) are and shall be manufactured, handled, stored and transported by MDS in accordance with all applicable United States, state and local laws and regulations pertaining thereto, including without limitation, the Federal Food, Drug, and Cosmetic Act and implementing regulations and United States Food and Drug Administration (“FDA”)-approved Good Manufacturing Practices, and meet all specifications for effectiveness, safety and reliability as required by the FDA, and (c) when used in accordance with the directions on the labeling, are and shall be fit for the purposes and indications described in the labeling. MDS further warrants that the NEEDLE PRODUCTS are in compliance with all applicable federal laws and regulations and is not aware of any state or local law or regulation that would prohibit the use of the NEEDLE PRODUCTS. MDS warrants that all NEEDLE PRODUCTS sold to a MDS CONTRACT DISTRIBUTOR in accordance with this agreement will be of the kind and quantity specified from time to time herein, will conform to the relevant samples or models previously delivered to DVA and will conform to their specifications and will be free of defects in materials or workmanship. If any of the NEEDLE PRODUCTS are used, stored or shipped by DVA other than in accordance with MDS labeling, the product warranties shall be void and of no effect. There are no other expressed or implied warranties.
9.	Product Addition.

Any products other than those set forth on Schedule A may be included under the terms hereof, but only upon the mutual, written agreement of the parties. Prices for such products shall be negotiated by the parties in good faith and the agreed prices shall be confirmed in writing and made a part of this Agreement.

10.	Confidentiality.

Both MDS and DVA agree that this Agreement (including all Schedules) represents and contains confidential information which shall not be disclosed to any third party, or otherwise made public, without prior written authorization of the other party, except where it is required by law or pursuant to subpoena or court or administrative order, and then only upon prior written notification to the other party giving such party an adequate opportunity to take whatever steps it deems necessary to prevent, limit the scope of or contest the disclosure. Neither party shall make any public announcement (including, without limitation, any press release or other similar announcement) of the matters described in this Agreement without the express prior written consent of the other party. Each party agrees not to use, release, publish or distribute any materials or information (including but not limited to advertising and promotional materials) containing the names, tradenames, or trademarks of the other party without the express prior written consent of such other party. Each party and its agents shall keep confidential and shall hold in trust for the sole benefit of the other, and not disclose or use except in connection with the performance of its obligations hereunder, any and all trade secrets and other proprietary and confidential information regarding the other’s business, customers, financial condition, practices or procedures (including business and clinical practices and protocols and patient information), whether disclosed by the other or discovered by it. Any breach of these provisions would cause irreparable harm to the other party, and each party agrees that it will not interpose the lack of such irreparable harm in any action to enforce these obligations. Each party agrees to require each of its subcontractors or agents hereunder to provide reasonable assurance that such subcontractor or agent will comply with the terms hereof, and any breach of this provision by any such subcontractor or agent shall be deemed a breach of this Agreement by the respective party hereto. The parties agree that nothing contained herein shall prevent any party from making any disclosures required under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or under the rules and regulations of any national securities exchange on which such party’s shares of capital stock are listed; provided, however, that if this Agreement is required to be publicly filed, the party obligated to file shall endeavor in good faith to obtain the consent of the other party hereto with respect to the form of the document to be filed and a request for confidential treatment of all sensitive business terms contained herein.
11.	Indemnification and Insurance.

11.1	MDS agrees to defend, indemnify and hold harmless DVA, its affiliates, successors, assigns, directors, officers, agents and employees (“DVA Indemnitees”) from and against any and all liabilities, demands, losses, damages, and/or expenses (including costs, expenses, fines, amounts paid in settlements or judgments, reasonable attorneys’ fees, witnesses’ fees, investigation expenses, and, expenses incident thereto) (collectively referred to as “Damages”) that DVA Indemnitees may suffer resulting from: (i) any claim, lawsuit, investigation, proceeding, regulatory action, or other cause of action (or threats thereof), to the extent arising out of (A) any defect in the design or manufacture of any NEEDLE PRODUCT, or (B) the negligence or willful misconduct of MDS, its employees, agents, or contractors, including, in each instance, but not limited to claims for property damage, loss of life, and bodily injury (a “PROCEEDING”), or (ii) the breach by MDS of any warranty, representation or covenant contained in this Agreement or in materials furnished by MDS for DVA’s use. Notwithstanding the foregoing, in no event shall MDS have an obligation to defend, indemnify or hold DVA harmless hereunder to the extent any such Damages were caused by the negligence or willful misconduct of DVA, its employees, agents or contractors. NxStage hereby guarantees the performance of MDS’ obligations as set forth in this Section 11.1.

11.2	DVA agrees to defend, indemnify, and hold harmless MDS, its affiliates, successors, assigns, directors, officers, agents and employees (“MDS Indemnitees”) from and against any and all Damages that MDS Indemnitees may suffer resulting from: (i) any claim, lawsuit, investigation, proceeding, or other cause of action (or threats thereof), to the extent arising out of the negligence or willful misconduct of DVA, its employees, agents, or contractors, including but not limited to claims for property damage, loss of life, and bodily injury (a “PROCEEDING”), or (ii) the breach by DVA of any warranty, representation or covenant contained in this Agreement or in materials furnished by DVA for MDS’s use. Notwithstanding the foregoing, in no event shall DVA have an obligation to defend, indemnify or hold MDS harmless hereunder to the extent any such Damages were caused by the negligence or willful misconduct of MDS, its employees, agents or contractors.

11.3	If any PROCEEDING referred to in Sections 11.1 or 11.2 is brought against either party, the party seeking indemnification shall give prompt notice to the other party of the commencement of such PROCEEDING. Following receipt of such notice the indemnifying party shall have the option to assume the defense of such PROCEEDING with counsel reasonably satisfactory to the indemnified party. After notice to the indemnified party from the indemnifying party of its election to assume the defense of such PROCEEDING, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such PROCEEDING. If the indemnifying party does not assume defense of such PROCEEDING, the indemnified party shall have the right, following notice to the indemnifying party, to assume the defense of such PROCEEDING and the indemnifying party shall reimburse the indemnified party for any expenses reasonably incurred by the indemnified party in connection with the investigation and defense thereof. In no event shall either of MDS or DVA be bound by a compromise or settlement of a PROCEEDING without such party’s prior written consent, which shall not be unreasonably withheld.

11.4	MDS agrees that it shall secure and maintain in full force and effect throughout the term of this Agreement (and following termination, to cover any claims arising from this Agreement) commercial general liability insurance, which includes contractual liability coverage, product liability and workers’ compensation insurance, with a limit of liability of $5,000,000. Any limits on MDS’ insurance coverage shall not be construed to create a limit on its liability with respect to its obligations hereunder. DVA shall be named as an additional insured on vendor’s endorsement for product liability insurance. Such policies shall provide at least thirty (30) days prior written notice to DVA of the cancellation, non-renewal or substantial modification thereof. MDS shall supply certificates of insurance to DVA upon request.

12.	Training.

Pursuant to Section 16 below, MDS shall provide qualified clinical personnel to deliver commercially reasonable educational and in-service programs and materials, at [**] cost or expense, to DVA’s corporate personnel at DVA’s facilities located throughout the United States. The educational and in-service materials and programs shall include hands-on training sessions, written literature, videos and/or CD-ROMS, as well as unlimited telephone support services which shall be staffed by qualified personnel available during regular business hours 5 days per week.

13.	Monitoring Product Quality.

MDS shall inform DVA in writing within [**] of MDS’ receipt of a product complaint from DVA acknowledging an initiation of an investigation into the complaint. MDS shall provide to DVA a written update when the complaint sample has been received and sent to the factory. Within [**] days, MDS shall notify DVA of the status of such complaint, if not already previously notified by MDS. MDS will make best reasonable efforts to conclude all complaints within [**] days. At the conclusion of the complaint, MDS shall provide a thorough and formal written assessment to DVA’s Vice President, Clinical Operations.
14.	Recall. In the event MDS believes in its reasonable discretion that it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any of the NEEDLE PRODUCTS (a “Recall”), MDS shall promptly notify DVA thereof, and shall consult with DVA regarding how to implement the Recall at DVA facilities. The parties agree that the final decision as to the control and handling of any Recall shall be in MDS’ sole discretion. DVA shall have the right to take any and all actions it determines necessary to comply with applicable legal requirements relating to the Recall of NEEDLE PRODUCTS at its facilities, in its sole and absolute discretion. DVA shall provide all reasonable assistance requested by MDS in connection with a Recall. If a Recall arises as a result of the manufacture of any of the NEEDLE PRODUCTS or MDS’ breach of its express representations, warranties, or covenants hereunder, MDS shall reimburse DVA for [**] or the price [**], but in no case shall MDS be liable for payment to DVA in excess of the [**] paid by DVA to the MDS CONTRACT DISTRIBUTOR for the recalled products plus $[**] per AVF or Buttonhole needle), and all out-of-pocket expenses incurred by DVA in connection with packaging and shipping recalled product back to MDS. If a Recall arises as a result of DVA’s acts or omissions in the handling of such NEEDLE PRODUCT other than in accordance with manufacturer recommendations and requirements, the reasonable and necessary costs of the Recall shall be borne by DVA. DVA and MDS (or DVA’s MDS CONTRACT DISTRIBUTOR) shall maintain records of all sales of the NEEDLE PRODUCTS and customers sufficient to adequately administer a Recall for the period required by applicable legal requirements. In the event of a Recall, MDS shall endeavor in good faith to share with DVA any statement to the press concerning the Recall prior to releasing such statement, and shall consider in good faith any comments thereto proposed by DVA, it being understood that MDS shall have sole discretion with respect to the content of any such releases.

15.	Compliance Policies. DVA has delivered to MDS a copy of the following vendor relations policies and procedures currently in effect: (a) Vendor Training Policy 3-03-91; and (b) Vendor Access to Patients and Patient Information 3-03-90. During the Term, MDS shall endeavor in good faith to abide by these policies and procedures; provided that MDS may conduct in-services and training at DVA facilities without a BAA (as defined in Vendor Training Policy 3-03-91) (as permitted by the table set forth in Vendor Access to Patients and Patient Information Policy 3-03-90). DVA may from time to time throughout the Term adopt additional policies and procedures applicable to all of its vendors or amend the policies and procedures referenced in the first sentence of this paragraph. MDS shall in good faith consider all such additional policies and procedures and amendments thereto, and endeavor in good faith to abide by the same; provided that no new policies and procedures or amendments thereto shall be binding on MDS until MDS has received at least [**] days prior written notice thereof. Notwithstanding any of the foregoing, MDS shall have no obligation to abide by DVA vendor policies and procedures that (a) are in conflict with any of the other terms of this Agreement, (b)

would materially alter the business relationship between the parties that existed either prior to the Effective Date or upon the effective date of the policy and procedure or amendment thereto, or (c) are not applicable to all other medical device and pharmaceutical vendors of DVA. DVA agrees that any breach by MDS’ agents, representatives or employees of any DVA vendor policy and procedure shall not constitute a breach of the terms hereof or any other agreement between the parties. DVA shall, however, provide notice to MDS of any breach thereof, and MDS shall take appropriate corrective action relating thereto, up to and including termination of the agent, representative or employee. Upon a breach by any MDS agent, representative or employee, DVA can immediately terminate access to a DVA facility or all DVA facilities by such MDS agent, representative or employee.

16.	Access to Sites; Approval of Materials. MDS agrees that it may from time to time provide certain standard good product support services with respect to the NEEDLE PRODUCTS (the “Services”), at no additional cost or charge, but only to the extent that such Services can be accomplished without using any Individually Identifiable Health Information (as such term is defined in the Health Insurance Portability and Accountability Act of 1996, as amended, codified at 45 C.F.R. parts 160 and 164). Any such Services shall be limited to those set forth in Schedule D attached hereto. MDS acknowledges, agrees and understands that MDS’ agents, representatives or employees[**], MDS’ agents, representatives and employees shall have access to DVA facilities, consistent with the provisions of Section 15 hereof. MDS agrees to furnish such Services only in cooperation with DVA, in a manner consistent with DVA’s vendor policies and procedures (consistent with, and as the same may be limited by, the terms of Section 15 hereof), and in accordance with the terms otherwise set forth in this Agreement. The provision by MDS of the Services is not contingent on the purchase of or use by DVA of any MDS product or service, and the parties agree that they are not under any obligation to solicit, refer or solicit referrals of patients for the other parties. No party will receive any benefit of any kind for making any referrals, nor suffer any detriment for not making such referrals. MDS further agrees that it shall at all times comply with all applicable laws and regulations regarding product promotion and health information privacy, and that it shall provide its agents, employees and representatives with training regarding product promotion, patient privacy and confidentiality, including with respect to such party’s obligations under this Agreement. MDS understands and agrees that [**].

17.	Corporate Integrity Agreement. The parties, as applicable, hereby acknowledge and agree as follows:
(a) MDS acknowledges that DVA Renal Healthcare, Inc. (“DVA Healthcare”), a subsidiary of DVA, is under a Corporate Integrity Agreement (the “CIA”) with the Office of the Inspector General of the Federal Department of Health and Human Services, and that such CIA imposes various reporting and operational compliance related obligations on DVA Healthcare. To the extent not otherwise set forth herein, MDS agrees to cooperate with DVA Healthcare in compliance with the requirements of such CIA, as such requirements may apply to the performance of MDS’ obligations under this Agreement.

(b) MDS hereby certifies that it will comply with the terms of DVA Healthcare’s Corporate Compliance Program, including any training required to be provided thereunder by DVA Healthcare to employees and certain contractors, and DVA Healthcare’s Compliance Critical Concepts and policies and procedures related to compliance with 42 U.S.C. § 1320a-7b(b) (the “Anti-Kickback Statute”), a copy of each of which will be provided to MDS, in each case as applicable to the performance of MDS’ obligations under this Agreement.
(c) MDS and DVA (on behalf of DVA Healthcare) agree and certify that this Agreement is not intended to generate referrals for services or supplies for which payment may be made in whole or in part under any federal health care program.
(d) MDS certifies that it will abide by the terms of the Anti-Kickback Statute in connection with the performance of any of its obligations under this Agreement.
18.	Miscellaneous.

18.1	DVA acknowledges that the NEEDLE PRODUCTS are intended for use only by qualified medical personnel fully trained in their use and who are under the direction of a licensed physician and have the Instructions for Use (provided within each unit of sale) readily available.

18.2	This Agreement contains the entire agreement between MDS and DVA with respect to NEEDLE PRODUCTS and supercedes all prior understandings or agreements of the parties, whether written or oral, with respect to the subject matter hereof. No modification of, nor amendment to, this Agreement shall be effective unless in writing and signed by MDS and DVA. The Schedules attached are incorporated herein. To the extent that any provision of any purchase order, invoice, or any other document, or the terms of any of MDS’S general policies, procedures or catalogs, conflict with or materially alter any term of this Agreement, this Agreement shall govern and control.

18.3	The rights and obligations of the parties shall inure to the benefit of, and shall be binding upon the parties hereto and their respective successors and assigns; provided that neither party shall assign its rights and obligations hereunder without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Agreement shall or is intended to limit the ability of DVA to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of MDS to (a) any affiliate of DVA, (b) any buyer of all or substantially all of the assets or equity interests of DVA, or (c) any lenders of DVA as collateral for borrowings. The parties acknowledge and agree that (i) if MDS assigns any of its responsibilities, liabilities and obligations hereunder to any party that is a competitor of DVA; or (ii) if MDS engages in any transaction or series of transactions not in the ordinary course of business with any party that is a competitor of DVA (X) in which the persons, who are the stockholders of MDS immediately prior to the consummation of such transaction, possess immediately after the consummation of such transaction less than 50% of the voting power of MDS or, if MDS does not survive such transaction as the surviving entity, or (Y) involving any sale or transfer of all or substantially all of the assets of MDS, then MDS shall notify DVA of same within seven (7) days following consummation of such transaction, and DVA shall have the right to terminate this Agreement at any time immediately upon delivery of written notice to MDS.
18.4	This Agreement shall be governed by and construed according to the laws of the State of Delaware without reference to conflicts of law principles. Each party agrees to submit to the jurisdiction of the courts of the State of Delaware for the purpose of resolving any dispute hereunder. If particular portions of this Agreement are ruled unenforceable, such portions shall be deemed modified to the extent necessary to render such portions enforceable and to preserve to the fullest extent permissible the intent and agreement of the parties herein set forth.

18.5	Any notice required to be given under this Agreement shall be in writing and deemed to have been given (a) one day following the sending of a facsimile if the sender on the same day sends a confirming copy of such notice by a nationally recognized overnight delivery service (charges prepaid) with instructions for overnight delivery, or (b) five days after the date of mailing if mailed by first class mail, registered or certified mail with return receipt requested (postage prepaid), or (c) one day following traceable delivery to a nationally recognized overnight delivery service (with charges prepaid) with instructions for overnight delivery, in each case addressed to the appropriate party at the following addresses:

(i) to MDS:	Medisystems Corporation 439 South Union St., 5th Floor Lawrence, MA 01843 Attn: SVP Commercial Operations Phone: (978) 687-4714 Fax: (978) 687-4814

With a copy to:	439 South Union St., 5th Floor Lawrence, MA 01843 Attn: General Counsel Phone: (978) 687-4725 Fax: (978) 687-4825

(ii) to DVA:	DaVita Inc. 15253 Bake Parkway Irvine, CA 92618 Attn: Vice President, Purchasing Phone: (949) 930-4401 Fax: (949) 930-6958

With a copy to:	601 Hawaii Street El Segundo, CA 90245 Attn: General Counsel Phone: (800) 310-4872 Fax: (310) 536-2679

As to NxStage:	NxStage Medical, Inc. 439 South Union St., 5th Floor Lawrence, MA 01843 Attn: Senior Vice President, Commercial Operations Phone: 978-687-4714 Fax: 978-687-4805

With a copy to:	439 South Union St., 5th Floor Lawrence, MA 01843 Attn: General Counsel Phone: 978-687-4725 Fax: 978-687-4805
The above address and facsimile number may be changed by written notice to the other party, provided that no notice of a change of address or facsimile number will be effective until actual receipt of such notice.
18.6	This Agreement may be executed in counterparts both of which shall be deemed to be originals. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The parties hereto agree that facsimile transmission or PDF of original signatures shall constitute and be accepted as original signatures.

18.7	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

18.8	No consent or waiver, express or implied, by a party to or for any breach or default by any other party in the performance by such party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any breach or default in the performance by such party of the same or any other obligations of such party hereunder. Failure on the part of a party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of such default, irrespective of how long such failure continues, and shall not constitute a waiver by such party of such default or its rights under this Agreement. The giving of consent by a party in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance.

18.9	Neither party is in any way the legal representative or agent of the other nor authorized or empowered to assume any obligation of any kind, implied or expressed, on behalf of the other party, without the express written consent of the other. This Agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

18.10	Each party to this Agreement (a) has participated in the preparation of this Agreement; (b) has read and understands this Agreement; and (c) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement. Each party represents that this Agreement is executed voluntarily and should not be construed against any party hereto solely because it drafted all or a portion hereof.

18.11	All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter as the context requires.

18.12	The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and agreement, and no rule of strict construction shall be applied against any party.

18.13	The remedies provided to the parties by this Agreement are not exclusive or exhaustive, but cumulative and in addition to any other remedies the parties may have, at law or in equity.

18.14	Any discounts, rebates, incentives, or other reductions in price issued by MDS to DVA under this Agreement may constitute a discount within the meaning of 42 U.S.C. Section 1320a-7b (b)(3)(A). DVA may have an obligation to properly disclose and appropriately reflect such discount to any state or federal program that provides cost or charge based reimbursement to DVA for the items to which the discount applies. In order to assist DVA’s compliance with any such obligations, MDS, or DVA’s MDS CONTRACT DISTRIBUTOR, shall fully and accurately report all discounts on the invoices or statements submitted to DVA; or where the value of a discount is not known at the time of sale, MDS, or DVA’s MDS CONTRACT DISTRIBUTOR, shall fully and accurately report the existence of the discount program on the invoices or statements submitted to DVA and when the value of the discount becomes known, provide DVA with documentation of the calculation of the discount identifying the specific goods or services purchased to which the discount will be applied. At DVA’s reasonable request, MDS shall use commercially reasonable efforts to provide to DVA any other information DVA may request that is necessary for DVA to obtain in order to comply with any such obligations.

18.15	To the extent required by §1861(v)(l)(I) of the Social Security Act, as amended, the parties will allow the U.S. Department of Health and Human Services, the U.S. Comptroller General and their duly authorized representatives, access to this Agreement and records necessary to verify the nature and extent of costs incurred pursuant to it during the Term and for four years following the last date NEEDLE PRODUCTS are furnished under it. If MDS carries out the duties of this Agreement through a subcontract worth $10,000 or more over a twelve (12) month period with a related organization, the subcontract shall also contain an access clause to permit access by the U.S. Department of Health and Human Services, the U.S. Comptroller General, and their duly authorized representatives to the related organization’s books and records. Nothing in this paragraph is intended to waive any right either party may have under applicable law or regulations to retain in confidence information included in records so requested.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEDISYSTEMS CORPORATION	DAVITA INC.

By /s/ Jeffrey H. Burbank	By: /s/ T. Lindsay

Name: Jeffrey H. Burbank	Name: T. Lindsay

Title: President & CEO	Title: VP

Date: 1/6/08	Date: 1/4/08

NxSTAGE MEDICAL, INC. (Solely for purposes of agreeing to be bound by Section 11.1)

By /s/ Jeffrey H. Burbank

Name: Jeffrey H. Burbank

Title: President & CEO

Date: 1/6/08

Schedule A
NEEDLE PRODUCTS
NEEDLE PRODUCTS
(1)	AVF Needle Set Codes:
a)	MDS Code D9-20XXMG (w/ MasterGuard®), TWINPACK+™,

b)	MDS Code S9-70XXMG (w/ MasterGuard®), Single Pack,

c)	MDS Code S9-743XMG (w/ MasterGuard®), Single Pack
(Collectively, “AVF NEEDLE PRODUCTS”)
(2)	Buttonhole Needle Set Codes:
a)	MDS Code BH-700x-BH-701x, Single Pack,

b)	MDS Code BH-2xxx, TWINPACK+ **,

c)	MDS Code BH-TBD (12” TWINPACK + SteriPick)**

d)	MDS Code BH-703x,

e)	MDS Code BH-76xx,

f)	MDS Code V9-92xxD, G
(Collectively, “BUTTONHOLE NEEDLE PRODUCTS”)
(3)	MEDIC plastic antistick needle/connector Codes:
a)	MDS Code M8-5005

b)	MDS Code M8-5007
(Collectively “MEDIC NEEDLE PRODUCTS”, and together with the AVF NEEDLE PRODUCTS, AND BUTTONHOLE NEEDLE PRODUCTS, “NEEDLE PRODUCTS”)
**Anticipated, availability expected in April 2008

Schedule B
EFFECTIVE PRICES
(F.O.B. CONTRACT DISTRIBUTOR warehouse prices net of all rebates)
[**]% volume commitment, pricing is per each*

Code AVF Needles	5 Year (Pricing in U.S. dollars)
D9-20XXMG (w/MasterGuard, TWINPACK+)	[**]
S9-70XXMG (w/MasterGuard, Single Pack)	[**]
S9-743XMG (w/MasterGuard, Single Pack)	[**]
ButtonHole Needles
BH-700x, BH-701x (Single Pack)	[**]
BH-2xxx (TWINPACK+)**	[**]
BH-TBD (12” TWINPACK+ with SteriPick)**	[**]
BH-703x	[**]
BH-76xx	[**]
V9-92xxD, G	[**]
Medic Needles
M8-5005 M8-5007	[**] units/calendar year: [**] [**] units/calendar year: [**] Over [**]/calendar year: [**]

*Pricing [**]
**Anticipated availability expected in April 2008

Schedule C
AUTHORIZED MDS CONTRACT DISTRIBUTORS
[**]

Schedule D
SCHEDULE OF SERVICES
MDS shall provide the Services to DVA, including but not limited to:
     [**]